Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                          Contact: Paul Knopick

                                                                                                                         888-795-6336

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ITRONICS REPORTS 60% INCREASE IN GOLD’n GRO FERTILIZER DIVISION FIRST QUARTER 2007 SALES

RENO, Nevada, April 24, 2007 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that first quarter 2007 GOLD'n GRO fertilizer division sales by its subsidiary, Itronics Metallurgical, Inc., were $531,000 compared to $332,000 in the comparable quarter last year, an increase of 60 percent. GOLD'n GRO liquid fertilizer sales were $417,055, up 74 percent in the first quarter.

Silver sales were $68,847, down 5 percent in the first quarter due to a delay to mid-March in getting the new air purification system operational. Photochemical services sales were $45,332, up 131 percent over the prior year’s first quarter.

Itronics also reported that late in the first quarter it received $344,291 in cash and stock in a publicly traded company in exchange for its member interest in its workers compensation carrier. This amount will be reported as a gain in the first quarter of 2007 and will reduce the Company’s net loss. Itronics expects to report full financial results for the first quarter on May 15 when it files its First Quarter Form 10-QSB.

"The Company recently completed the start up of its new air purification system for the refinery and we expect the increase in silver sales to resume, driven by growth in GOLD'n GRO liquid fertilizer sales in 2007," said Dr. John Whitney, Itronics President. "The Company is continuing to develop new sources of used photochemicals that are converted to make GOLD’n GRO fertilizers. On-going sales growth is demonstrating successful implementation of the Company’s eight part long term growth plan."

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant located in the United States which can convert used photoliquids into pure silver and liquid fertilizers. At the Company’s Reno, Nevada factory more than 99 percent of the silver and virtually all the other toxic heavy metals are extracted from used photoliquids. The purified liquids are converted into environmentally beneficial, chelated, micronutrient and multinutrient liquid fertilizers sold under the GOLD'n GRO trademark. The silver is refined and sold as bullion and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com .. The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com .

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Environmental Technology" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to

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4-24-07 "Itronics Inc Reports 60% Increase In GOLD’n GRO First Quarter Sales

the gold mining industry and operates a global Gold Producing Stocks web site, http://www.insidemetals.com . Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new recycling and fertilizer technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)